Exhibit 10.1

Execution Draft

September [•], 2025

[•]

At the address on file with the Company

Dear [•]:

This letter agreement (this “Agreement”) confirms the understanding between you and Metsera, Inc. (the “Company”) regarding certain payments that you may become entitled to receive in connection with the proposed acquisition (the “Acquisition”) of the Company by Pfizer, Inc. (“Parent”), pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, the Company, and other signatories thereto (the “Merger Agreement”). Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in the Merger Agreement. If (a) the Merger Agreement terminates pursuant to its terms or (b) your employment with the Company terminates due to a termination of employment for Cause (as defined in the Company’s 2025 Incentive Award Plan) or a voluntary resignation without Good Reason (as defined by reference to your offer letter, if applicable, and, if not so defined, by reference to the Company’s Severance Plan, as it may be amended) prior to the Closing (as defined in the Merger Agreement), this Agreement will terminate and be of no force or effect.

1. Certain Taxes.

Notwithstanding anything to the contrary in Section 19 of the Company’s Severance Plan, in the event that it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any of its affiliated entities (including their respective successors) to or for your benefit in connection with the Acquisition (determined without regard to any additional payments required under this Section 1) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), then the Company shall pay you an additional payment (which, for this purpose, includes withholding and remittance of taxes by Parent or the Company on your behalf) (a “Reimbursement Payment”) in an amount such that after payment by you of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect to, and any excise tax imposed upon, the Reimbursement Payment), you retain an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding anything to the contrary herein, the aggregate value of the Reimbursement Payments that may be paid to all individuals in the Company in connection with the transactions contemplated by the Merger Agreement (the “Aggregate Payments”) is $47,000,000 (the “Aggregate Reimbursement Cap”), and if the Aggregate Payments exceed that amount, then your Reimbursement Payment shall be subject to reduction pro rata in an amount based on the percentage of your “excess parachute payments” (within the meaning of Section 280G of the Code) relative to the excess parachute payments of all individuals who are entitled to Reimbursement Payments such that the amount of the Reimbursement Payments payable hereunder and the Reimbursement Payments payable under the other agreements providing for Reimbursement Payments do not exceed the Aggregate Reimbursement Cap. For purposes of determining the amount of the Reimbursement Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction, if any, in federal income taxes which could be obtained from deduction of such state and local taxes. The Reimbursement Payment payable with respect to any Payment will be made as soon as reasonably practicable following the determination by 280G Counsel (as defined below) that the Reimbursement Payment is due (and, subject to Section 2, in no event later than 60 days following such Payment).

2. Determinations.

You and the Company agree that for purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, Golden Parachute Tax Solutions LLC shall perform and prepare all calculations and make all accounting determinations and Parent’s legal counsel shall make all legal determinations as long as such determinations result in less (not more) Section 280G exposure than the Golden Parachute Tax Solutions LLC calculations (the foregoing advisors, collectively, the “280G Counsel”). For purposes of making such determinations, 280G Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and will take into account the value of any reasonable compensation for services to be rendered by you before or after the Acquisition, including the valuation any noncompetition provisions that apply to you as of the date hereof (including those set forth in Section 3 of this Agreement). As a condition to this Agreement, you agree that you shall cooperate in the valuation of any such services, including the valuation of any noncompetition provisions, and to cooperate with any other reasonable requests by the Company to mitigate the impact of Sections 280G and 4999 of the Code (which you agree includes, if requested by Parent, payment in 2025 of your annual bonus in respect of 2025 and the payout of accrued vacation and other paid time off in 2025); provided, for the avoidance of doubt, that no such actions shall increase the amount of the Excise Tax payable by you or result in any such payment being subject to any tax imposed under Section 409A of the Code. You and the Company shall furnish to 280G Counsel such information and documents as 280G Counsel may reasonably request in order to make a determination under this Agreement. The Company shall bear all costs 280G Counsel may reasonably incur in connection with any calculations contemplated by this Agreement. 280G Counsel shall provide detailed supporting calculations both to you and the Company within 15 business days of the receipt of notice from you or the Company that there has been a Payment, or such earlier time as is requested by the Company. The determinations of 280G Counsel shall be binding upon you and the Company, and neither you nor the Company shall take a tax reporting position that is inconsistent with the determination of 280G Counsel.

As a condition to this Agreement, you shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Reimbursement Payment. Such notification shall be given as soon as practicable, but no later than five (5) business days after you have actual knowledge of such claim. You shall not pay such claim and the Company shall control the defense of any such claims or disputes and bear all costs related to the defense thereof. As a condition to the foregoing, you shall (i) provide to the Company any information requested by the Company relating to such dispute, (ii) take such action in connection with contesting such dispute as the Company shall reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, and (iii) cooperate with the Company in good faith in order effectively to defend such dispute. The Company’s control and payment of the associated costs of the contest shall be limited to issues with respect to which the Reimbursement Payment would be payable hereunder.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that, after the Company exhausts its remedies under the immediately preceding paragraph, the amount of the Reimbursement Payment is less than the amount ultimately determined necessary to reimburse you for your Excise Tax, 280G Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of you, subject to the Aggregate Reimbursement Cap. If, after receipt of a Reimbursement Payment, you become entitled to receive any refund with respect to the Excise Tax to which such Reimbursement Payment relates, you shall promptly pay to the Company the amount of any such refund (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

3. Other Terms.

You acknowledge and agree that the Confidentiality, Inventions, Assignment, Non-Soliciation, and Non-Competition Agreement between you and the Company (the “Restrictive Covenant Agreement”) shall remain in full force and in effect in accordance its terms, and your obligations and duties thereunder are not in any way superseded by this Agreement.

The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law, and will be binding on any successor to the Company. This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and shall be interpreted, operated and administered accordingly. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise (including, after the Closing, Parent and its affiliates).

4. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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We thank you for your service and contributions to the success of the Company.

Sincerely,

[•]

Acknowledged and agreed on the date first written above:

[•]

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